		EXHIBIT 99(e)
HSBC Finance Corporation
Household Private Label Credit Card Master Note Trust I, Series 2002-3

Original Principal
Class A	673,000,000.00
Class B	98,060,000.00
Class C	69,090,000.00

Number of Bonds (000's)
Class A	673,000
Class B	98,060
Class C	69,090

		2004 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest Distributions		11,303,993.08

CLASS B
Class B Principal Distributions		0.00
Class B Interest Distributions		2,624,061.75

CLASS C
Class C Principal Distributions		0.00
Class C Interest Distributions		2,902,454.12